Exhibit 10.3

LICENCE AGREEMENT

between

SENETEK plc, a company incorporated under the Companies Acts (Registered No. 01759068) and having its registered office at 3 Howard Road, Eaton Socon, Cambridgeshire PE19 3ET, and its principal place of business at 620 Airpark Road, Napa, California 94558 (“Senetek”);

and

ARDANA BIOSCIENCE LIMITED, a company incorporated under the Companies Acts (Registered No. 4008598) and having its registered office c/o Dundas & Wilson, Bush House, Aldwych London WC2B 4PA, and its principal place of business at 58 Queen Street, Edinburgh EH2 3NS (“Ardana”),

(each a “Party” and together, the “Parties”).

WHEREAS:-

(A)	Senetek is the owner of certain patents and know-how relating to the Product and to the Delivery System;

(B)	Ardana wishes to obtain certain exclusive licences from Senetek for the manufacture, marketing, sale and distribution of the Product and for the marketing, sale, and distribution of the Delivery System in conjunction with the Product, in the Territories; and

(C)	Senetek has agreed to grant to Ardana such exclusive licences, on the terms and conditions set out in this Agreement.

THE PARTIES AGREE as follows:-

1.	DEFINITIONS AND INTERPRETATION

In this Agreement (including the Recitals), unless the context otherwise requires: -

Additional Territories means (a) North America, and (b) any country or territory within the Rest of the World;

Agreed Expenses means sales, transfer or excise taxes (including any tax such as value added or similar tax or government charge); discounts, credits, rebates and retroactive price adjustments; charges relating to damage to the Product and/or the Delivery System in transit; and any other reasonable deductions incurred in the ordinary course of business and agreed in writing between the Parties from time to time;

CMC data means data in respect of chemistry, manufacturing and controls;

Commencement Date means the last date of execution hereof by the Parties;

Competing Product means a pharmaceutical product other than the Product for the local treatment of erectile dysfunction self-administered by injection;

Delivery System means an autoinjector system designed for self-administration of parenteral drugs by the patient as described in the Delivery System Patents;

Delivery System Patents means the patents and patent applications listed in Part 1(b) of the Schedule, all and any patents granted pursuant to the patent applications listed in Part 1 (b) of the Schedule, and all and any reissues, extensions, substitutions, continuations, divisions, continuation-in-part applications and supplementary protection certificates and other extensions of term (and applications therefor) in any part of the world which are based on or include the subject matter claimed in any of the patents and patent applications listed in Part 1(b) of the Schedule;

Delivery System Trade Marks means the registered trade marks for the Delivery System, set out in Part 2(b) of the Schedule, together with all common law trade marks for the Delivery System and all and any rights in get up and trade dress associated with the Delivery System;

Development Data means reports of clinical studies and all other documentation containing or embodying any pre-clinical, clinical, regulatory or CMC data for the Product and/or the Delivery System, and registration dossiers for the Product and/or the Delivery System;

Douglas Packaging means the packaging for the Product as is more particularly described in the design drawings set out in Part 6 of the Schedule;

Employment Regulations means the Transfer of Undertakings (Protection of Employment) Regulations 1981, as amended from time to time;

Europe means the countries listed in Part 3(a) of the Schedule;

Existing Marketing Authorisations means the authorisations and other regulatory or governmental approvals relating to the manufacture, distribution, marketing, sale and/or use of the Product and/or the Delivery System and applications for the same listed in Part 5 of the Schedule;

Existing Securities means:

1.	Patent and Trademark Security Agreement by Senetek plc in favour of Silver Creek Investments Limited, as collateral agent for itself, Dandelion Investments Limited, Bomoseen Investments Ltd. and Elstree Holdings Ltd. dated 14 April 1999;

2.	Security Agreement by Senetek plc in favour of Silver Creek Investments Limited, as collateral agent for itself, Dandelion Investments Limited, Bomoseen Investments Ltd. and Elstree Holdings Ltd. dated 14 April 1999;

3.	Fixed and Floating Charge Document by Senetek plc in favour of Silver Creek Investments Limited, as collateral agent for itself, Dandelion Investments Limited, Bomoseen Investments Ltd. and Elstree Holdings Ltd. dated 14 April 1999; and

4.	Fixed and Floating Charge Document by Senetek plc in favour of Silver Creek Investments Limited, as collateral agent for itself, Dandelion Investments Limited, Bomoseen Investments Ltd. and Elstree Holdings Ltd. dated 6 December 1999;

FDA means the U.S. Food and Drug Administration or its successor;

Intellectual Property Rights means intellectual property rights including but not limited to copyrights, moral rights, patents, database rights, trade marks, designs and design rights (registered and unregistered), utility models, supplementary protection certificates and all rights of a similar nature in any part of the world, and applications and the right to apply for registration of any intellectual property rights;

Invicorp 1 means a composition of the Product containing 25 mcg of vasoactive intestinal polypeptide and 1 mg of phentolamine mesilate;

Invicorp 2 means a composition of the Product containing 25 mcg of vasoactive intestinal polypeptide and 2 mg of phentolamine mesilate;

JCC means the joint coordination committee established pursuant to Clause 12.2;

Major Markets means France, Germany, United Kingdom, Italy and Spain;

Marketing Authorisation means the Existing Marketing Authorisations and any authorisation or other regulatory or governmental approval for the manufacture, distribution, marketing, sale and/or use of the Product and/or the Delivery System in any country in the Territories, as such authorisation, or other regulatory or governmental approvals may be varied from time to time during the period of this Agreement (excluding any form of pricing or reimbursement approval) obtained, and any applications for the same filed, by or on behalf of Ardana during the period of this Agreement;

North America means the countries set out in Part 3(b) of the Schedule;

Patents means the Product Patents and the Delivery System Patents;

Product means a pharmaceutical product for the local treatment of erectile dysfunction containing the active ingredients vasoactive intestinal polypeptide and phentolamine mesilate in any form of administration, and in any dosage regimen, whatsoever;

Product Patents means the patents and patent applications listed in Part 1(a) of the Schedule, all and any patents granted pursuant to the patent applications listed in Part 1 (a) of the Schedule, and all and any reissues, extensions, substitutions, continuations, divisions, continuation-in-part applications and supplementary protection certificates and other extensions of term (and applications therefor) in any part of the world which are based on or include the subject matter claimed in any of the patents and patent applications listed in Part 1(a) of the Schedule;

Product Revenue means the gross revenue actually received by Ardana and its Sub-Licensees for the sales of Product and/or the Delivery System less any Agreed Expenses, provided that sums received by Ardana from its Sub-Licensees shall be excluded from the scope of Product Revenue;

Product Trade Marks means the registered trade marks for the Product, set out in Part 2(a) of the Schedule, together with all common law trade marks for the Product and all and any rights in get up and trade dress associated with the Product;

Proprietary Information means:

(i)	all and any reports of clinical studies and other documentation containing or embodying any pre-clinical, clinical, regulatory or CMC data, all regulatory dossiers, and all correspondence for or relating to the Product and/or the Delivery System in Senetek’s possession;

(ii)	all and any databases containing details of clinicians and/or patients to whom Senetek has supplied the Product on a named patient supply basis in Senetek’s possession;

(iii)	all and any information, documents, data and databases, specifications, formulae, standard operating procedures, diagrams, expertise, techniques, and processes relating to manufacturing, packaging and/ or labelling of the Product, or the active ingredients vasoactive intestinal polypeptide and phentolamine mesilate, and/or the Douglas Packaging, in Senetek’s possession; and

(iv)	all and any marketing and promotional materials and packaging developed for use, or used in conjunction, with the Product and/or the Delivery System, in Senetek’s possession.

Quarter means the period from the Commencement Date until the day immediately prior to the next following Quarter Date, the period of three (3) months commencing on the next following Quarter Date, and each subsequent period of three (3) months during the period of this Agreement;

Quarter Date means 1 January, 1 April, 1 July, and 1 October in each calendar year;

Rest of the World means each country and/or territory outside Europe and North America;

Schedule means the schedule in six (6) Parts annexed to and which will be deemed to form part of this Agreement;

Serious Adverse Event means any untoward medical occurrence that at any dose:

1. results in death;

2. is life-threatening;

3. requires inpatient hospitalisation or prolongation of existing hospitalisation;

4. results in persistent or significant disability or incapacity;

5. is a congenital anomaly/birth defect; or

6. is another medically important condition;

Sub-Licensee means any Third Party to whom Ardana has granted a licence to use any of the Patents to manufacture, market, sell and/or distribute the Product and/or market, sell or distribute the Delivery System in conjunction with the Product, but excluding distributors and wholesalers;

Territories means Europe and any Additional Territories as may be agreed by the Parties pursuant to Clauses 9 and/or 10 effective from the date of such agreement (each, a “Territory”);

Third Party means any party other than Senetek and Ardana, and, “Third Parties” will be construed accordingly;

Trade Marks means the Product Trade Marks and the Delivery System Trade Marks; and

Valid Claim means any claim of an issued and unexpired patent comprised within the Patents, which has not been abandoned or allowed to lapse or declared invalid in a final judgement by a court of competent jurisdiction.

1.2	Words denoting the singular include the plural and vice versa, words denoting a gender include all genders, and words denoting persons include corporations and all other legal entities.

1.3	Unless the context otherwise requires, references in this Agreement to any Clause will be deemed to be a reference to the relevant clause of this Agreement.

1.4	The headings are inserted for ease of reference only and will not affect the interpretation or construction of this Agreement.

1.5	Any reference to any English term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English term.

2.	DISCHARGE OF SECURITY

2.1	Senetek acknowledges that it has, prior to or on the Commencement Date validly effected the discharge of the Existing Securities in respect of the Patents, the Trade Marks, the Douglas Packaging and/or the Proprietary Information, in Europe. Senetek will, on the request of Ardana, do all such further acts and execute all such documents, forms and authorisation as may be required to perfect, record or register the discharge of the Existing Securities in respect of the Patents, the Trade Marks, the Douglas Packaging and/or the Proprietary Information, in Europe, in any patent or trade mark office or company register wheresoever situated.

3.	DURATION

3.1	This Agreement will commence on the Commencement Date and subject to any mandatory provisions from time to time in force under any applicable legal system which expressly or by implication apply notwithstanding the terms of this Agreement and earlier termination in respect of a Territory under Clauses 19 (Termination) or 23 (Force Majeure), the licences granted under this Agreement will continue in full force and effect on a country by country basis until the later of:

3.1.1	the date on which all of the Patents have been held invalid, allowed to lapse or abandoned or the date of expiration of the last to expire of the Patents in the relevant country; or

3.1.2	ten (10) years from the date of first commercial sale of the Product by Ardana or its Licensee in the relevant country.

3.2	This Agreement will terminate when all of the licences granted under Clause 4 of this Agreement have terminated in all countries and territories.

4.	GRANT OF LICENCE

4.1	Senetek hereby grants to Ardana, and Ardana hereby accepts, an exclusive royalty bearing licence to use, and to grant sub-licences to Third Parties to use:

4.1.1	the Product Patents, the Product Trade Marks, and the Proprietary Information for the manufacture, marketing, sale and distribution of the Product;

4.1.2	the Delivery System Patents, the Delivery System Trade Marks, and the Proprietary Information for the marketing, sale and distribution of the Delivery System in conjunction with the Product; and

4.1.3	the Douglas Packaging, and all Intellectual Property Rights related to the Douglas Packaging, in conjunction with the Product,

in the Territories, on the terms and conditions contained in this Agreement.

4.2	Notwithstanding Clause 4.1, Ardana will have the right to use, and to grant sub-licences to use, the Patents, the Trade Marks, the Proprietary Information, and the Douglas Packaging, and all Intellectual Property Rights related to the Douglas Packaging for the manufacture and/or packaging of the Product only, in an Additional Territory but for the avoidance of doubt not to market, sell or distribute within an Additional Territory.

4.3	The licences granted to Ardana pursuant to Clause 4.1 will include the right to use, and to grant sub-licences to use, the Patents, Trade Marks, and the Proprietary Information for the purposes of research and development activities (including but not limited to carrying out clinical trials) anywhere in the world in order to enable Ardana to exercise its rights and fulfil its obligations under this Agreement.

4.4	Subject to lawful termination of the licences granted to Ardana under this Agreement in respect of a Territory, Senetek will not at any time during the period of this Agreement use, or permit or grant to any Third Party a licence to use, the Patents, Trade Marks, the Proprietary Information or the Douglas Packaging, in relation to the manufacture, marketing, sale and distribution of the Product or the marketing, sale and distribution of the Delivery System in conjunction with the Product, or to conduct pre-clinical or clinical trials, in the Territories.

4.5	Senetek will execute all documents and give all declarations regarding the licences granted to Ardana pursuant to this Agreement and will provide such further assistance as is reasonably required by Ardana to enable Ardana to record or register the licences granted to Ardana pursuant to this Agreement at the various patent, and/or trade mark, offices (as appropriate) in the Territories, for the benefit of Ardana, PROVIDED THAT Ardana will, on demand, reimburse Senetek for the reasonable out of pocket expenses actually incurred by Senetek in the provision of such further assistance pursuant to this Clause 4.5.

5.	SUPPLY OF PROPRIETARY INFORMATION

5.1	Senetek will, within thirty (30) days of the Commencement Date, provide to Ardana a data package that will include all of the Proprietary Information in written and, if possible, electronic form. If, at any time during the course of this Agreement, Ardana believes that the data package provided by Senetek pursuant to this Clause 5.1 is incomplete, Ardana may provide written notice thereof to Senetek and, if the data package so provided is incomplete, Senetek will provide Ardana with all additional Proprietary Information as soon as reasonably possible. Senetek will use its best endeavours to answer all questions received from Ardana regarding the Proprietary Information as soon as reasonably possible after receipt.

6.	SUB-LICENSING

6.1	Ardana will be entitled to grant sub-licenses of its rights under this Agreement to a Third Party, or Third Parties, in whole or in part without any requirement to obtain the prior written consent of Senetek, PROVIDED THAT no such sub-licence to a Third Party shall relieve Ardana of any of its obligations under this Agreement.

7. DELIVERY SYSTEM

7.1	Senetek will use its best endeavours to:

7.1.1	identify a suitable Third Party to manufacture the Delivery System on behalf of Senetek and its licensees;

7.1.2	enter into an agreement with such Third Party in terms of which Senetek grants to such Third Party a license under the Delivery System Patents to manufacture and supply the Delivery System on behalf of Senetek and its licensees;

7.1.3	cause such manufacturing licensee to enter into good faith negotiations with Ardana, solely at Ardana’s request, in relation to an exclusive manufacturing and supply contract, on reasonable and customary terms, for Ardana’s requirements of the Delivery System for marketing and sale in conjunction with the Product in the Territories for the period of this Agreement, within twelve (12) months following the Commencement Date.

8.	REGULATORY APPROVALS (EUROPE)

8.1	Senetek hereby assigns to Ardana, and Ardana hereby accepts, all property, right, title and interest in and to the Existing Marketing Authorisations together with any and all copyright,

database rights or other rights in data and other Intellectual Property Rights which subsist in or relate to the Existing Marketing Authorisations. Senetek will, within thirty (30) days following receipt of written notification from Ardana to do so, in consultation with Ardana, complete and submit to the appropriate regulatory or governmental authority such forms and documentation as may be required to transfer all rights in and to, and title as proprietor or applicant under, each of the Existing Marketing Authorisations to Ardana. Thereafter Senetek will use all reasonable endeavours to ensure that the transfer of all rights in and to, and title as proprietor or applicant, under the Existing Marketing Authorisations to Ardana proceeds as expeditiously as possible and will keep Ardana regularly informed of progress with such transfers.

8.2	Following the Commencement Date, Ardana will be responsible for all regulatory, pricing and reimbursement, manufacturing, sales and marketing costs for the Product in Europe. Part 4 of the Schedule sets out an example timeline for the regulatory process in Europe. Ardana undertakes to incur external expenditure (including, but not limited to regulatory costs and fees, marketing costs, manufacturing set-up costs, fees of external advisers and out-of-pocket expenses) on or after the Commencement Date to fulfil its obligations pursuant to this Clause 8.2 up to and including Four Hundred and Sixteen Thousand, Six Hundred and Sixty Seven Euros (€416,667). Prior to and until the transfer of all rights in and to, and title as proprietor or applicant under, each Existing Marketing Authorisations to Ardana pursuant to Clause 8.1 has been effected, Ardana will be entitled to proceed with its regulatory, pricing and reimbursement, and manufacturing responsibilities in Europe under the name of Senetek. However Ardana will not be entitled to market or sell the Product under Senetek’s name unless otherwise agreed in writing.

8.3	Ardana will use commercially reasonable endeavours to obtain, as promptly as reasonably practicable, all authorisations and other regulatory or governmental approvals necessary for the commercial sale of the Product in each of the Major Markets (it being acknowledged and agreed that the seeking of and obtaining of authorisation in the UK may follow those for the other Major Markets).

8.4	All authorisations or other regulatory or governmental approvals for the commercial sale of the Product (whether in conjunction with the Delivery System or otherwise) in Europe, including but not limited to the Existing Marketing Authorisations will be held in Ardana’s name.

9.	ADDITONAL TERRITORY (NORTH AMERICA)

9.1	Ardana will at Ardana’s cost and expense, within six (6) months following the Commencement Date, prepare for and request a meeting with the FDA (the “FDA Meeting”), to discuss the issues surrounding attainment by Ardana of the authorisations or other regulatory or governmental approvals necessary for the commercial sale of the Product in the United States of America. Ardana will consult with Senetek in relation to any such meeting with the FDA. Senetek may appoint a representative to attend the FDA Meeting at the cost and expense of Senetek.

9.2	Following receipt, by Ardana from the FDA, of the FDA’s written minutes from the FDA Meeting, Ardana will have a period of three (3) months (the “Consideration Period”) in which to determine, in its sole discretion, whether it wishes to extend its licence of rights under this Agreement to include North America as a Territory

9.3	If Ardana determines, in its sole discretion, that it wishes to extend its licence in the manner contemplated by Clause 9.2, then it will submit to Senetek within the Consideration Period written notice of its intention to do so together with a draft schedule of the actions and estimated time periods and expenses required to obtain the authorisations or other regulatory or governmental approvals necessary for the commercial sale of the Product in the United States of America. In addition the draft schedule will include a minimum amount which Ardana will commit to spend seeking to obtain such authorisations and approvals and which amount will be commensurate with that applicable to Europe having regard to the overall expenditure contemplated in Europe and USA respectively. The Parties will use their reasonable endeavours, acting reasonably and in good faith, to agree the final schedule as soon as reasonably possible thereafter (such schedule, once agreed, being referred to as the “U.S. Schedule”). Senetek will only be entitled to withhold its approval of the proposed U.S. Schedule if in Senetek’s reasonable opinion it does not adequately reflect the time periods and expenses reasonably required to obtain authorisations and other approvals reasonably necessary for the commercial sale of the Product in the USA. Senetek will not unreasonably delay giving such approval.

9.4	Senetek will, within fourteen (14) days of receipt of a written notice from Ardana pursuant to Clause 9.3, and in consultation with Ardana, ensure that the Patents, the Trade Marks, the Douglas Packaging and the Proprietary Information are free and discharged from the Existing Securities in respect of North America, and the provisions of Clause 2.1 will, on expiry of the fourteen (14) day period, apply in respect of North America. Senetek will notify

Ardana in writing as soon as reasonably practicable, following the last date of discharge from the Existing Securities, that the Patents, the Trade Marks, the Douglas Packaging and the Proprietary Information are free from all liens, mortgages, security interests or other encumbrances in respect of North America.

9.5	Immediately following the date of agreement of the U.S. Schedule or the date of Ardana’s receipt of a written notice from Senetek pursuant to Clause 9.4, whichever is the later, North America will cease to be an Additional Territory and will become a Territory for the purposes of this Agreement and Ardana will be responsible for all regulatory, manufacturing, sales and marketing costs and responsibilities for the Product in North America and will use commercially reasonable endeavours to obtain, as promptly as reasonably practicable, the authorisations or other regulatory or governmental approvals necessary for the commercial sale of the Product in North America. All authorisations or other regulatory or governmental approvals for the commercial sale of the product (whether in conjunction with the Delivery System or otherwise) in North America will be held in Ardana’s name.

9.6	Senetek will not, prior to the expiry of the Consideration Period or, if later, three (3) months following Ardana giving notice, pursuant to Clause 9.3 of its intention to extend its licence in the manner contemplated by Clause 9.2, enter into any agreement with a Third Party in relation to use of the Patents, Trade Marks, the Proprietary Information or the Douglas Packaging, in relation to the manufacture, marketing, sale and distribution of Product or the marketing, sale and distribution of the Delivery System in conjunction with the Product, in respect of North America. Senetek shall keep confidential the terms of this Agreement if it enters into discussions or negotiations with any Third Party in relation to use of the Patents, Trade Marks, the Proprietary Information or the Douglas Packaging, in relation to the manufacture, marketing, sale and distribution of Product or the marketing, sale and distribution of the Delivery System in conjunction with the Product, in respect of North America.

9.7	If Ardana does not exercise its rights under Clause 9.2 within the Consideration Period or, having exercised its said rights, the Parties fail to agree the U.S. Schedule within the three (3) months immediately following the Consideration Period, then North America shall upon the expiry of the relevant period automatically be treated as an Additional Territory to which Clause 10 (Additional Territories – Rest of the World) applies.

10.	ADDITIONAL TERRITORIES (REST OF THE WORLD)

10.1	If at any time during the period of this Agreement Senetek intends to make an offer to a Third Party, or receives an offer from a Third Party, in relation to a licence of rights to use the Patents, Trade Marks, the Proprietary Information or the Douglas Packaging, in relation to the manufacture, marketing, sale and distribution of the Product or the marketing, sale and distribution of the Delivery System in conjunction with the Product, for any country or territory in the Rest of the World, Senetek will, in the case where Senetek intends to make the relevant offer, prior to making any such offer and in the case where Senetek receives the relevant offer, within seven (7) days after receipt, give written notice to Ardana of the offer which Senetek intends to make to the Third Party or the offer received from the Third Party (as appropriate).

10.2	Following receipt of a written notice from Senetek pursuant to Clause 10.1, Ardana will have a period of thirty (30) days (the “Notice Period”) to determine whether it wishes to extend its licence of rights under this Agreement to include the relevant Additional Territory to which the notice served by Senetek pursuant to Clause 10.1 refers. If Ardana elects to so extend its licence it shall notify Senetek in writing prior to expiry of the Notice Period.

10.3	Following receipt of a written notice by Senetek from Ardana pursuant to Clause 10.2 the parties will discuss and negotiate, acting reasonably and in good faith, the commercial terms to apply in respect of the licence for the relevant Additional Territory. In addition Senetek will, within fourteen (14) days of receipt of a written notice from Ardana pursuant to Clause 10.2, and in consultation with Ardana, ensure that the Patents, the Trade Marks, the Douglas Packaging and the Proprietary Information are free and discharged from the Existing Securities in respect of the relevant Additional Territory, and the provisions of Clause 2.1 will, on expiry of the fourteen (14) day period, apply in respect of the relevant Additional Territory. Senetek will notify Ardana in writing as soon as reasonably practicable, following the last date of discharge from the Existing Securities, that the Patents, the Trade Marks, the Douglas Packaging and the Proprietary Information are free from all liens, mortgages, security interests or other encumbrances in respect of the relevant Additional Territory.

10.4	Senetek will not:

10.4.1	sign any term sheet or enter into any agreement with a Third Party in relation to use of the Patents, Trade Marks, the Proprietary Information or the Douglas Packaging, in relation to the manufacture, marketing, sale and distribution of Product or the marketing, sale and distribution of the Delivery System in conjunction with the Product, for any Additional Territory without first giving written notice to Ardana as required by Clause 10.1;

10.4.2	during the Notice Period enter into any agreement with any Third Party in relation to use of the Patents, Trade Marks, the Proprietary Information or the Douglas Packaging, in relation to the manufacture, marketing, sale and distribution of Product or the marketing, sale and distribution of the Delivery System in conjunction with the Product, for the relevant Additional Territory;

10.4.3	for a period of three (3) months after receipt by Senetek of a notice from Ardana pursuant to Clause 10.2 enter into any agreement with any Third Parties in relation to use of the Patents, Trade Marks, the Proprietary Information, or any rights related to the Douglas Packaging, in relation to the manufacture, marketing, sale and distribution of Product or the marketing, sale and distribution of the Delivery System in conjunction with the Product, for the relevant Additional Territory;

10.4.4	disclose the terms of this Agreement to any Third Party with whom it enters into discussions or negotiations in relation to use of the Patents, Trade Marks, the Proprietary Information or the Douglas Packaging, in relation to the manufacture, marketing, sale and distribution of Product or the marketing, sale and distribution of the Delivery System in conjunction with the Product, in respect of the relevant Additional Territory.

10.5	If the parties are unable to agree the commercial terms to apply in respect of the licence for the Additional Territory within a period of three (3) months period following the date of receipt by Senetek of the written notice from Ardana pursuant to Clause 10.2, Senetek will be free to grant a licence under the Patents, Trade Marks, Know-How, or any rights related to the Douglas Packaging, in relation to the manufacture, marketing, sale and distribution of the Product or the marketing, sale and distribution of the Delivery System in conjunction with the Product, in respect of the Additional Territory to a Third Party, PROVIDED THAT Senetek will not grant a licence to a Third Party in respect of the Additional Territory without first giving Ardana the opportunity to enter into a licence agreement in respect of the Additional Territory on equivalent commercial terms offered by/to Senetek to/by the relevant Third Party, such right to be exercised by Ardana within fourteen (14) days of receipt of a written notice from Senetek of its intention to enter into a licence agreement in respect of the Additional Territory with a Third Party and detailing fully the commercial terms of such proposed licence agreement.

10.6	If at any time following receipt of a notice under Clause 10.1 Ardana determines that it does not wish to extend its licence of rights under this Agreement to include an Additional Territory on terms equivalent to those offered by Senetek to the Third Party, Ardana will notify Senetek forthwith. Following receipt of such notice Senetek will be free to enter into a licence agreement in respect of the Additional Territory with a Third Party on the commercial terms notified to Ardana.

11.	FEES/ROYALTIES

11.1	In consideration of the rights granted to it under this Agreement, Ardana will pay to Senetek:

11.1.1	the sum of One Hundred and Four Thousand, One Hundred and Sixty Seven Euros (€104,167) upon receipt by Ardana of the marketing authorisations necessary for the commercial sale of both Invicorp 1 and Invicorp 2 in Germany;

11.1.2	the sum of One Hundred and Four Thousand, One Hundred and Sixty Seven Euros (€104,167) upon receipt by Ardana of the marketing authorisations necessary for the commercial sale of both Invicorp 1 and Invicorp 2 in the United Kingdom;

11.1.3	the sum of Three Million US Dollars (US$3,000,000) upon receipt by Ardana of FDA approval to market both Invicorp 1 and Invicorp 2 in the USA;

11.1.4	the sum of Four Million, One Hundred and Sixty Six Thousand, Six Hundred and Sixty Seven Euros (€4,166,667) if and once cumulative Product Revenue in relation to sales of Product in Europe exceeds Eighty Three Million, Three Hundred and Thirty Three Thousand, Three Hundred and Thirty Three Euros (€83,333,333); and

11.1.5	the sum of Five Million US Dollars (US$5,000,000) if and once cumulative Product Revenue in relation to sales of Product in North America exceeds One Hundred Million US Dollars (US$100,000,000),

in the manner specified in Clauses 11.3 to 11.9 (inclusive).

11.2	Subject to Clause 11.4, in addition to the sums referred to in Clause 11.1 Ardana will pay Senetek royalties at the rate of:

11.2.1	*** per cent (***%) of all Product Revenue received by Ardana and its Sub-Licensees in each Quarter, on a country by country basis, in respect of sales of Product in Europe until the cumulative Product Revenue received by Ardana and its Sub-Licensees in relation to sales of Product in Europe reaches Eight Million, Three Hundred and Thirty Three Thousand, Three Hundred and Thirty Three Euros (€8,333,333), and thereafter *** per cent (***%) of all Product Revenue received by Ardana and its Sub-Licensees in each Quarter, on a country by country basis, in relation to sales of Product in Europe; and

11.2.2	*** per cent (***%) of all Product Revenue received by Ardana and its Licensees in each Quarter, on a country by country basis, in respect of sales of Product in North America,

in the manner specified in Clauses 11.5 to 11.9 (inclusive).

11.3	Ardana will inform Senetek within thirty (30) days following the occurrence of an event for which a sum is payable to Senetek pursuant to Clauses 11.1.1 to 11.1.3 (inclusive). Ardana will pay the sums due to Senetek pursuant to Clauses 11.1.1 to 11.1.3 within thirty (30) days after receipt from Senetek of a valid invoice for the relevant sum. Ardana will pay the sums due to Senetek pursuant to Clauses 11.1.4 and 11.1.5 within sixty (60) days following the end of the Quarter in which the cumulative Product Revenue in respect of sales in the relevant Territory exceeds Eighty Three Million, Three Hundred and Thirty Three Thousand, Three Hundred and Thirty Three Euros (€83,333,333) in the case of Europe and One Hundred Million US Dollars (US$100,000,000) in the case of North America.

11.4	Upon commercial launch, in any country in a Territory, of a product for the local treatment of erectile dysfunction with phentolamine and vasoactive intestinal peptide as active ingredients (irrespective of whether there subsists at the relevant time a Valid Claim in the relevant country in the Territory) then, during the period in which such product remains on the market in the relevant country, the royalty rate specified in Clause 11.2 will be reduced by 50% for the relevant country.

***	Confidential treatment has been requested

11.5	Ardana will pay all royalties due to Senetek in respect of each Quarter within sixty (60) days following the end of the relevant Quarter. A written statement showing the following will accompany all payments of royalties to Senetek:-

11.5.1	the quantity of Product and/or Delivery Systems sold by Ardana and its Sub-Licensees during the relevant Quarter on a country by country basis;

11.5.2	the Product Revenue generated during the relevant Quarter on a country by country basis; and

11.5.3	the royalties due to Senetek for the relevant Quarter.

11.6	All sums payable under this Agreement are expressed exclusive of any value added tax, which may be due thereon, and for which Ardana will be additionally liable.

11.7	All royalties and other sums payable under this Agreement in respect of Europe will be paid in Euros, and if any such sums or royalties are expressed in this Agreement or calculated in a currency other than Euros, they will be converted into Euros using the relevant daily cross-currency exchange closing mid-point for that currency as quoted in the Financial Times newspaper on the last business day of the Quarter in respect of which the royalties or other sums are due. All royalties and other sums payable under this Agreement in respect of North America will be paid in US Dollars, and if any such sums or royalties are expressed in this Agreement or calculated in a currency other than US Dollars, they will be converted into US Dollars using the relevant daily cross-currency exchange closing mid-point for that currency as quoted in the Financial Times newspaper on the last business day of the Quarter in respect of which the royalties or other sums are due.

11.8	Ardana will at all times keep true and accurate records of all sales of Products and Delivery Systems by Ardana, and will require its Sub-Licensees to keep true and accurate records of all of their sales of Products and Delivery Systems, during the period of this Agreement. Ardana will allow Senetek or its authorised agents (provided that such agents have entered into an appropriate confidentiality agreement with Ardana), not more than once per annum, on giving reasonable notice access to inspect and take copies of its records (including but not limited to reports of sales of Product and Delivery Systems received by Ardana from its Sub-Licensees) for the purpose of verifying the amount of royalties and other sums due to Senetek under this Agreement.

11.9	If Ardana is required by law to make any deduction or to withhold any part of any amount due to Senetek under this Agreement, Ardana will give to Senetek proper evidence of the amount deducted or withheld and payment of that amount to the relevant taxation authority, and will use its reasonable endeavours to assist Senetek to claim exemption from or, if that is not possible, to obtain a credit for the amount deducted or withheld under any applicable double taxation or similar agreement from time to time in force.

11.10	The provisions of this Clause 11 will remain in full force and effect following termination of this Agreement for whatever reason until settlement of all subsisting claims of Senetek under this Agreement.

12.	GLOBAL COORDINATION

12.1	Ardana will have consultative rights in relation to the global strategy for regulatory affairs, Product development, clinical development and for the manufacturing and marketing of the Product throughout the world. Each Party will, and Senetek will ensure that each of its licensees, agents and distributors for the Product:

12.1.1	keep the other Party fully informed and consult with the other Party on an ongoing basis in relation to the actions they propose to take in relation to regulatory affairs, Product development (including, but not limited to, proposed studies and clinical trials in relation to the Product and the Delivery System) and the manufacturing and marketing, of the Product; and

12.1.2	take account of the other Party’s comments in relation to regulatory affairs, Product development and the manufacturing and marketing, of the Product.

For the avoidance of doubt, the Parties will not share information in relation to the commercial terms of sale of the Product and/or the Delivery System including, but not limited to, sale price (whether by a Party or its sub-licensees).

12.2	The parties shall establish a joint coordinating committee (“JCC”) which shall be responsible for coordination of a global strategy for regulatory affairs, clinical development, Product Development and the manufacturing and marketing of the Product (whether in conjunction with the Delivery System or otherwise) throughout the world.

12.3	The JCC shall be comprised of five (5) appropriately qualified representatives of the parties, three (3) of whom shall be appointed by Ardana and two (2) of whom shall be appointed by Senetek. Ardana’s appointees shall be Dr Maureen Lindsay, Dr Finn Larsen and Lyn Cranwell, or such other persons as Ardana may nominate from time to time. Senetek’s appointees shall be Frank Massino and Andreas Tobler, or such other persons as Senetek may nominate from time to time. The chairperson of the JCC shall be Dr Maureen Lindsay, or if Dr Maureen Lindsay is not available to attend any meeting of the JCC, Ardana’s other nominated attendee. The JCC shall be entitled to invite to each of its meetings such additional representatives or external advisers as may be necessary or desirable to fulfil the responsibilities of the JCC set out in Clause 12.2. The parties recognise and accept that the composition of the JCC may require to be expanded and/or modified from time to time to include appropriate representation from Third Party licensees of the Patents, Trade Marks, Proprietary Information and/or Douglas Packaging in the Additional Territories.

12.4	The JCC shall meet not less than twice per annum during the period of this Agreement on dates and at times, and in locations, to be agreed between the members of the JCC. The first meeting shall take place within ninety days (90) days following the Commencement Date, at a date and time to be agreed between the Parties, at Ardana’s premises in Edinburgh. Each Party shall bear its own costs in relation to attendance of its members at meetings of the JCC.

12.5	Each of the Parties shall make available all relevant information, data, and records in its possession, to the JCC to enable the JCC to properly fulfil its responsibilities. The chairperson of the JCC shall be responsible for preparing and circulating to the members and the Parties minutes of each meeting of the JCC.

12.6	The Parties acknowledge and agree that the JCC shall have no authority to amend the terms of this Agreement and neither Party shall be obliged to take any action recommended or proposed by the JCC.

13.	DEVELOPMENT DATA

13.1	Each of the Parties will disclose to the other Party all Development Data which it generates or which is generated in Senetek’s case, by its licensees and in Ardana’s case, by its Sub-Licensees during the period of this Agreement.

13.2	Ardana and its Sub-Licensees will be entitled to use all Development Data generated by Senetek for the development, manufacture, marketing, sale and distribution of the Product, and the marketing, sale and distribution of the Delivery System in conjunction with the Product, in the Territories without any requirement to make any additional payments to Senetek. Ardana and its Sub-Licensees will be entitled to use all Development Data generated by Senetek’s licensees for the development, manufacture, marketing, sale and distribution of the Product, and the marketing, sale and distribution of the Delivery System in conjunction with the Product, in the Territories subject to agreeing a reasonable and appropriate fee for such use with the relevant licensee.

13.3	Senetek will be entitled to use all Development Data generated by Ardana and its Sub-Licensees for the development, manufacture, marketing, sale and distribution of the Product, and the marketing, sale and distribution of the Delivery System in conjunction with the Product, outside of the Territories without any requirement to make any additional payments to Ardana or its Sub-Licensees. Senetek’s licensees will be entitled to use all Development Data generated by Ardana and its Sub-Licensees for the development, manufacture, marketing, sale and distribution of the Product, and the marketing, sale and distribution of the Delivery System in conjunction with the Product, outside of the Territories subject to agreeing a reasonable and appropriate fee for such use with Ardana or the relevant Sub-Licensee (as appropriate).

14.	EXCHANGE OF SAFETY INFORMATION

14.1	Senetek will be responsible for co-ordinating and managing global pharmacovigilance in respect of the Product and the Delivery System.

14.2	Each Party will keep the other Party informed in relation to all reports including, but not limited to, publications of adverse events coming to that Party’s knowledge with regard to safety of the Product and/or the Delivery System, regardless of the origin of such reports.

14.3	Each Party will report to the other all and any Serious Adverse Events in respect of the Product and/or the Delivery System, whether in relation to clinical trials or otherwise, within three (3) days of such event coming to that Party’s knowledge or attention.

14.4	Senetek will procure that each of its licensees and sub-licensees from time to time reports to Ardana all and any Serious Adverse Events in respect of the Product and/or the Delivery System, whether in relation to clinical trials or otherwise, within three (3) days of such event coming to that licensee’s or sub-licensee’s knowledge or attention. Senetek will notify Ardana within fourteen (14) days following the appointment of each licensee or sub-licensee from time to time and will provide contact details of the responsible person (from time to time) for pharmacovigilance within such licensee or sub-licensee. Thereafter Ardana will report to the said responsible person all and any Serious Adverse Events in respect of the Product and/or the Delivery System, whether in relation to clinical trials or otherwise, within three (3) days of such event coming to Ardana’s knowledge or attention.

14.5	Each Party will submit, and Senetek will procure that its licensees and sub-licensees submit, appropriate Periodic Safety Update Reports in respect of each country or territory in which it holds a marketing authorisation or it is conducting clinical trials in accordance with the applicable guidelines, including but not limited to the “Notice to Marketing Authorization Holders: Pharmacovigilance Guidelines”, the ICH E2C Guidelines “Clinical Safety Data Management: Periodic Safety Update Reports for Marketed Drugs” and the relevant FDA guidelines (all as the same may be updated, revised or reissued from time to time) and will provide a copy of each such Periodic Safety Update Report to the other Party and all other Senetek licensees or sub-licensees.

15.	PATENT MAINTENANCE AND PROSECUTION

15.1	Senetek will, during the period of this Agreement, be responsible for prosecution and maintenance of the Patents and will take all actions necessary to prosecute and maintain the Patents, including but not limited to ensuring that all fees necessary to prosecute and maintain the Patents are timeously paid. In addition, Senetek will, where available and on Ardana’s request, apply timeously for and thereafter prosecute any applications for and maintain, any extensions to patent term, including but not limited to supplementary protection certificates in respect of the Product and the Delivery System.

15.2	Senetek will:

15.2.1	at all times keep Ardana informed of and will consult with Ardana on an ongoing basis regarding the actions proposed to be taken by Senetek from time to time in relation to prosecution and maintenance of the Patents (including, but not limited to supplementary protection certificates or equivalents);

15.2.2	ensure that the patent agents prosecuting the and/ or maintaining the Patents simultaneously copy all of their correspondence to Senetek in connection therewith, and promptly provide copies of its own correspondence to with such patent agents, to Ardana so that, insofar as reasonably practicable, Ardana may be currently informed of the continuing prosecution and maintenance of the Patents and may comment upon such documentation sufficiently in advance of any deadline for filing a response thereto;

15.2.3	take reasonable account of all comments received from Ardana in relation to any decisions which require to be taken with regard to prosecution and maintenance of the Patents; and

15.2.4	not abandon or narrow any of the claims contained within the Patents, or abandon or allow to lapse any of the Patents, without first obtaining Ardana’s prior written consent thereto.

15.3	Senetek will not, during the period of this Agreement, assign, nor encumber with lien, mortgage, security interest or otherwise, any of the Patents or any of its rights, title and interest in and to the Patents, to any Third Party.

15.4	Each Party will notify the other Party of any:

15.4.1	actual, threatened or suspected infringement of any of the Patents; or

15.4.2	proceedings commenced against it in which the validity or ownership of any of the Patents is challenged,

as soon as reasonably practicable after it becomes aware of such matters.

15.5	Ardana will, during the period of this Agreement and in consultation with Senetek, be entitled to take any action, legal or otherwise (including but not limited to commencing and conducting relevant court proceedings in its own name or in the joint names of the Parties), as may be necessary or expedient to prevent or stop any infringement of the Patents or to defend the Patents against any challenge to validity or ownership in the Territory. Senetek may participate in any such court proceedings at it own expenses and using Counsel of its own choice provided that it has notified Ardana, in writing, of its intention to do so within seven (7) days following receipt of notice from Ardana of the commencement of the relevant court proceedings.

15.6	Senetek will, on Ardana’s request, provide to Ardana all information, documentation and assistance (including but not limited to executing documents) which Ardana may reasonably require to enable it to take any action or commence or conduct any proceedings pursuant to Clause 15.5.

15.7	The Parties acknowledge that unless otherwise agreed:

15.7.1	all costs associated with Ardana taking any action or commencing or conducting any proceedings under Clause 15.5 will be paid by Ardana and all sums awarded or received by Ardana in connection with such actions or proceedings will belong solely to Ardana;

15.7.2	all costs associated with Senetek taking any action or commencing or conducting any proceedings to prevent or stop any infringement of the Patents or to defend the Patents against any challenge to validity or ownership will be paid by Senetek and all sums awarded or received by Senetek in connection with such actions or proceedings will belong solely to Senetek; and

15.7.3	all costs associated with Senetek and Ardana jointly taking any action or commencing or conducting any proceedings to prevent or stop any infringement of the Patents or to defend the Patents against any challenge to validity or ownership will be shared by the parties equally and all sums awarded or received by Senetek and Ardana in connection with such actions or proceedings (an “Award”) will belong solely to Ardana, except that each Party will be reimbursed pro rata from the Award for its costs based upon the amount of costs actually incurred by the relevant Party in respect of the relevant action or proceeding. The remainder of the Award, following deduction of each Party’s costs as aforesaid, will be regarded, for the purposes of Clause 11.2, as Product Revenue in the Quarter in which the relevant sums were actually received by Ardana .

16.	TRADE MARK MAINTENANCE

16.1	Senetek will, during the period of this Agreement be responsible for maintaining the Trade Marks and will take all actions necessary to maintain the Trade Marks, including but not limited to ensuring that all renewal fees necessary to maintain the Trade Marks are timeously paid.

16.2	Ardana will give Senetek, on request, such information as to its use of the Trade Marks as may be reasonably required by Senetek to maintain registration of the Trade Marks within the Territories.

16.3	Senetek will not during the period of this Agreement assign, nor encumber with lien, mortgage, security interest or otherwise, any of the Trade Marks or any of its rights, title and interest in and to the Trade Marks to any Third Party.

16.4	Senetek will not abandon or allow to lapse any of the Trade Marks without first obtaining Ardana’s prior written consent thereto.

16.5	Each Party shall promptly give notice in writing to the other if it becomes aware of:-

16.5.1	any infringement or suspected infringement within the Territories of the Trade Marks; and

16.5.2	proceedings commenced against it in which the validity or ownership of any of the Trade Marks is challenged,

as soon as reasonably practicable after it becomes aware of such matters.

16.6	Ardana will, during the period of this Agreement and in consultation with Senetek, be entitled to take any action, legal or otherwise (including but not limited to commencing and conducting relevant court proceedings in its own name or in the joint names of the Parties), as may be necessary or expedient to prevent or stop any infringement of the Trade Marks or to defend the Trade Marks against any challenge to validity or ownership in the Territory. Senetek may participate in any such court proceedings at it own expenses and using Counsel of its own choice provided that it has notified Ardana, in writing, of its intention to do so within seven (7) days following receipt of notice from Ardana of the commencement of the relevant court proceedings.

16.7	Senetek will, on Ardana’s request and at Ardana’s expense, provide to Ardana all information, documentation and assistance (including but not limited to executing documents) which Ardana may reasonably require to enable it to take any action or commence or conduct any proceedings pursuant to Clause 16.6.

16.8	The Parties acknowledge that unless otherwise agreed:

16.8.1	all costs associated with Ardana taking any action or commencing or conducting any proceedings under Clause 16.6 will be paid by Ardana and all sums awarded or received by Ardana in connection with such actions or proceedings will belong solely to Ardana;

16.8.2	all costs associated with Senetek taking any action or commencing or conducting any proceedings to prevent or stop any infringement of the Trade Marks or to defend the Trade Marks against any challenge to validity or ownership will be paid by Senetek and all sums awarded or received by Senetek in connection with such actions or proceedings will belong solely to Senetek; and

16.8.3	all costs associated with Senetek and Ardana jointly taking any action or commencing or conducting any proceedings to prevent or stop any infringement of the Trade Marks or to defend the Trade Marks against any challenge to validity or ownership will be shared by the parties equally and all sums awarded or received by Senetek and Ardana in connection with such actions or proceedings (an “Award”) will belong solely to Ardana, except that each Party will be reimbursed pro rata from the Award for its costs based upon the amount of costs actually incurred by the relevant Party in respect of the relevant action or proceeding. The remainder of the Award, following deduction of each Party’s costs as aforesaid, will be regarded, for the purposes of Clause 11.2, as Product Revenue in the Quarter in which the relevant sums were actually received by Ardana.

17.	CONFIDENTIALITY

17.1	Save as expressly permitted under Clause 13 (Development Data) or Clause 14 (Exchange of Safety Information) and subject to Clause 17.2, each Party (the “Receiving Party”) will not at any time during the period of this Agreement nor at any time thereafter disclose or use, or permit to be disclosed or used, any information of a confidential nature which the other Party (the “Disclosing Party”) may disclose to it or which may be disclosed to it on the Disclosing Party’s behalf during the period of this Agreement (including but not limited to information relating to Development Data, Marketing Authorisations, and the Disclosing Party’s research and development activities, business or scientific strategies, opportunities, finances or processes) to any Third Party (excluding in Ardana’s case, its Sub-Licensees) without the Disclosing Party’s prior written consent. The Receiving Party will ensure that its employees, officers and directors (and Ardana will ensure that its Sub-Licensees) to whom such confidential information of the Disclosing Party is disclosed are made aware of the confidential nature thereof and comply at all times with the terms of this Clause 17. The Receiving Party will be responsible for breaches of confidentiality in respect of the Disclosing Party’s confidential information by its employees, officers and directors.

17.2	The obligations contained in this Clause 17 will not extend to any information which the Receiving Party can show by written evidence:-

17.2.1	is or becomes generally available to the public otherwise than by reason of a breach by the Receiving Party or its employees, directors or agents (and in Ardana’s case, its Sub-Licensees) of the provisions of this Clause 17; or

17.2.2	is known to the Receiving Party and is at its free disposal prior to receipt from or on behalf of the Disclosing Party under this Agreement; or

17.2.3	is subsequently disclosed to the Receiving Party without obligation of confidence by a Third Party owing no obligation of confidentiality to the Disclosing Party in respect thereof; or

17.2.4	legally requires to be disclosed; or

17.2.5	requires to be disclosed pursuant to an application for authorisation or other regulatory or governmental authority necessary for the commercial sale of Product or in respect of any proceedings before any patent or trade mark office throughout the world.

17.3	Each Party shall keep the terms of this Agreement confidential and shall not make any public announcement in relation to the entering into of this Agreement without the other Party’s prior written consent, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, each Party may disclose the terms of this Agreement to any securities exchange or regulatory authority or governmental body to which the relevant Party is subject or submits, wherever situated including, but not limited to, the U.S. Securities Exchange Commission, the U.K. Stock Exchange Panel or the Panel on Take-overs and Mergers, provided that the relevant Party takes full advantage of all provisions to keep confidential as many terms of this Agreement as possible, and to its investors, potential investors and to its professional advisers, provided that such parties are bound by an appropriate obligation of confidentiality in relation to such disclosure.

18.	WARRANTIES AND INDEMNITIES

18.1	Senetek hereby warrants to Ardana that as at the Commencement Date:

18.1.1	it has full power and authority to enter into and to perform its obligations under, and to grant to Ardana the licences contained in, this Agreement;

18.1.2	it is the sole and exclusive owner of the Patents and the Trade Marks;

18.1.3	the Patents and the Trade Marks are subsisting and so far as Senetek is aware, valid and Part 1 of the Schedule is true, accurate and complete;

18.1.4	no licences or other rights to use the Patents, the Trade Marks, the Proprietary Information and/or the Douglas Packaging, and the Intellectual Property Rights (if any) therein, have been or will be granted by Senetek in respect of the Territories;

18.1.5	all fees payable in respect of the Patents and/or the Trade Marks, including but not limited to, application and renewal fees, have been duly paid and with respect to the patent applications comprised within the Patents, Senetek has done everything necessary to prosecute such patent applications, all such patent applications are proceeding normally and, so far as Senetek is aware, there are no material facts which could significantly undermine or reduce to a significant extent the scope of any protection of any patents arising from such patent applications;

18.1.6	the Patents, Trade Marks, the Proprietary Information, and the Intellectual Property Rights (if any) in respect of the Douglas Packaging are not encumbered with liens, mortgages, security interests or otherwise and there are no Third Parties having any rights in or to the Patents, Trade Marks, the Proprietary Information, and the Intellectual Property Rights (if any) in respect of the Douglas Packaging which conflict with the rights granted to Ardana under this Agreement or which would invalidate or prejudice in any way the licences granted to Ardana hereunder;

18.1.7	so far as Senetek is aware, use of the Patents, the Trade Marks, the Proprietary Information and/or the Douglas Packaging does not infringe the Intellectual Property Rights of any Third Party;

18.1.8	no Third Party has made any claim with respect to ownership or inventorship of the Patents, or of ownership of the Trade Marks, the Proprietary Information and/or the Douglas Packaging;

18.1.9	Senetek does not employ any individual whose contract of employment may have effect from and after the Commencement Date as if originally made between Ardana and such individual by virtue of the Employment Regulations or any judicial decision interpreting the same, or otherwise; and

18.1.10	Senetek is not, and has not been, in default of any of its obligations under overdrafts, loans, and other financial facilities available to it nor under any lien, mortgage, or other security interest granted by Senetek in respect of such overdrafts, loans, and other financial facilities and no steps for the enforcement of any lien, mortgage, or other security interest granted by Senetek in respect of such overdrafts, loans, and other financial facilities have been taken or threatened

18.2	Ardana hereby warrants to Senetek that it has the full power and authority to enter into and to perform its obligations under this Agreement.

18.3	Each Party (the “Indemnifying Party”) shall and hereby agrees to indemnify the other Party (the “Indemnified Party”) in full in respect of any liability, damage, loss or expense (excluding indirect or consequential losses, special damages and loss of profit) incurred or suffered by or imposed upon the Indemnified Party, whether arising by way of a claim made by a Third Party or otherwise, as a result of or in connection with a breach by the Indemnifying Party of the warranties given by it under Clauses 18.1 or 18.2 (as appropriate).

18.4	Senetek (for the purposes of this Clause 18.4 the “Indemnifying Party”) hereby undertakes to indemnify and keep indemnified Ardana (for the purposes of this Clause 18.4 the “Indemnified Party”) in full in respect of any liability, damage, loss or expense (excluding indirect or consequential losses, special damages and loss of profit) incurred or suffered by or imposed upon the Indemnified Party, whether arising by way of a claim made by a Third Party or otherwise, as a result of or in connection with all and any claims by a Third Party in respect of ownership or inventorship of the Patents, or of ownership of the Trade Marks, the Proprietary Information and/or the Douglas Packaging.

18.5	If, by virtue of the transactions anticipated hereunder, it is asserted or established that the contract of employment of any individual shall have effect or have had effect as if originally made between Ardana and the individual concerned or would have had such effect but for the dismissal of the individual concerned in all cases as a result of the provisions of the Employment Regulations and/or any judicial decision interpreting the same, or otherwise:

18.5.1	where it has not already been terminated, Ardana may, upon becoming aware of the same, terminate such contract forthwith; and

18.5.2	Senetek (for the purposes of this Clause 18.5 the “Indemnifying Party”) hereby undertakes to indemnify and keep indemnified Ardana (for the purposes of this

Clause 18.5 the “Indemnified Party”) on demand from and against any costs, claims, liabilities and expenses of any nature (including without prejudice to the foregoing generality, in relation to negligence claims by any employee or third party, unfair dismissal, redundancy, unlawful discrimination, breach of contract, collective consultation in terms of the Employment Regulations or otherwise, unlawful deduction of wages and equal pay) arising out of the employment of such individual and the termination thereof (whether such termination is effected by Ardana or another party), including for the avoidance of doubt any sums payable to or on behalf of such individual in respect of his employment following the Commencement Date until such termination of employment.

18.6	Ardana (for the purposes of this Clause 18.6 the “IndemnifyingParty”) shall and hereby agrees to indemnify Senetek (for the purposes of this Clause 18.6 the “Indemnified Party”) in full in respect of any liability, damage, loss or expense (excluding but not limited to indirect or consequential losses, special damages and loss of profit) incurred or suffered by or imposed upon Senetek, arising by way of a claim made by a third party as a result of or in connection with use of the Patents, the Trade Marks, the Proprietary Information and the Douglas Packaging by Ardana or its Sub-Licensees, or in relation to the manufacture, marketing and sale of the Product and/or the Delivery System by Ardana or its Sub-Licensees

18.7	The Indemnified Party agrees to give the Indemnifying Party prompt written notice of any claims made, for which the Indemnifying Party might be liable under Clause 18.3, 18.4, 18.5 or 18.6 (as appropriate), together with the opportunity to defend, negotiate, and settle such claims. The Indemnified Party shall provide the Indemnifying Party with all information in its possession, authority, and assistance necessary to enable the Indemnifying Party to carry on the defence of such suit.

18.8	Neither Party shall be responsible or bound by any settlement made without its prior written consent.

18.9	Each Party will, within thirty (30) days of execution of this Agreement, effect and maintain in full force and effect, during the period of this Agreement, the following insurances:

18.9.1	in the case of Ardana, a policy of product liability insurance with a reputable insurance company which shall provide product liability coverage (which complies with any applicable law) in the countries of each of the Territories and providing cover for a minimum of Five Million US Dollars ($5,000,000) per occurrence;

18.9.2	and in the case of Senetek a policy of commercial general liability insurance with a reputable insurance company which shall provide liability coverage (which complies with any applicable law) in the countries of each of the Territories, and providing cover for a minimum of One Million US Dollars ($1,000,000) per occurrence and Two Million US Dollars ($2,000,000) in annual aggregate, and a policy of product liability insurance with a reputable insurance company which shall provide product liability coverage (which complies with any applicable law) in the countries of each of the Territories and providing cover for a minimum of Five Million US Dollars ($5,000,000) per occurrence, and patent infringement abatement insurance which shall provide liability coverage in the countries of each of the Territories and providing cover for a minimum Two Million US Dollars ($2,000,000).

Each Party will produce to the other Party at all times upon demand proof that the insurance cover required pursuant to this Clause 18.9 is in force and evidence that all premiums have been paid up to date. If a Party becomes aware that the other Party has failed to maintain the insurance required pursuant to this Clause 18.9 it may effect such insurance and the other Party will reimburse it for the reasonable cost of effecting and maintaining such insurance, on demand.

19.	TERMINATION

19.1	Each Party may terminate this Agreement forthwith by giving written notice to the other Party if:-

19.1.1	the other Party commits a material breach of any of the terms of this Agreement and, if the breach is capable of remedy, fails to remedy it within thirty (30) days after being given a written notice containing full particulars of the breach and requiring it to be remedied; or

19.1.2	an order is made or a resolution is passed for the winding-up of the other Party except in the case of a voluntary winding-up for the purposes of a scheme of reconstruction amalgamation the terms of which have previously been approved in writing by both Parties; or

19.1.3	an administration order is made, or a petition for such an order is presented, in respect of the other Party; or

19.1.4	a Receiver (or Administrative Receiver) is appointed in respect of the other Party or all or any of its assets; or

19.1.5	a voluntary arrangement is proposed under a governing bankruptcy law in respect of the other Party; or

19.1.6	the other Party ceases to trade or sells the whole of its business or assets or any part of its business or assets which is relevant to its ability to perform its obligations under this Agreement.

19.2	Senetek may terminate the licences granted to Ardana pursuant to this Agreement without penalty by giving written notice to Ardana:

19.2.1	forthwith in respect of North America only, on or after the date six (6) months following the Commencement Date if Ardana has, through its own fault or negligence, failed to request the FDA meeting pursuant to Clause 9.1; or

19.2.2	forthwith in respect of any country within any Territory if Ardana markets or sells any Competing Product within that country without Senetek’s prior written consent (such consent not to be unreasonably withheld or delayed).

19.3	Ardana may terminate the licences granted to Ardana pursuant to this Agreement without penalty by giving written notice to Senetek:

19.3.1	forthwith in respect of Europe if the Danish Medicines Agency, notwithstanding Ardana’s compliance with the terms of this Agreement, withdraws as reference country for the mutual recognition procedure for the Product in Europe;

19.3.2	forthwith in respect of Europe if reference is made for application of the procedure laid down in Article 32 of Directive 2001/83EC in respect of the Product and Ardana determines, acting reasonably and in good faith, that such reference is likely to be materially detrimental to the commercial success of the Product in Europe;

19.3.3	forthwith if marketing approval is refused, or the likelihood of grant is minimal (in the Parties’ mutual opinion, acting reasonably and in good faith) in the United Stated of America (with respect to North America) or in a majority of the Major Markets (with respect to Europe).

19.4	Provided that it has fulfilled its obligation to incur external expenditure up to and including Four Hundred and Sixteen Thousand, Six Hundred and Sixty Seven Euros (€416,667) in fulfilments of its obligations pursuant to Clause 8.2 Ardana may terminate this Agreement in respect of any country or territory forthwith without penalty upon giving Senetek thirty (30) days’ prior written notice.

19.5	For the purposes of this Clause 19, a breach will be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to time of performance (provided always that time of performance is not of the essence).

20.	EFFECTS OF EXPIRY/TERMINATION

20.1	The accrued rights and liabilities of the parties under this Agreement will survive expiry or termination (in whole or in part) of this Agreement.

20.2	If Ardana terminates any of the licences granted to it pursuant to this Agreement with respect to a Territory pursuant to Clause 19.3 or 19.4 or if Senetek terminates this Agreement with respect to a Territory pursuant to Clause 19.1 or 19.2:

20.2.1	Ardana will transfer to Senetek all clinical, regulatory, CMC data and regulatory dossiers for or relating to the Product and/or the Delivery System in the relevant Territory, in its possession as at the date of such termination;

20.2.2	assign to Senetek (and on Senetek’s request do all acts and sign all documents necessary to transfer to Senetek) its right, title, property and interest in and to all Marketing Authorisations in respect of the relevant Territory; and

20.2.3	Ardana’s rights and obligations under this Agreement with respect to the relevant Territory shall terminate with effect from the date of such termination.

20.3	Senetek acknowledges that following expiry of this Agreement (but not termination of this Agreement pursuant to Clause 19.1, 19.2, 19.3 or 19.4) (i) Ardana and its Sub-Licensees shall be entitled to use, and Ardana shall be entitled to grant to Third Parties the right to use, the Patents, the Trade Marks, the Proprietary Information and the Douglas Packaging, and the Intellectual Property Rights (if any) relating to the Douglas Packaging, and any Development Data generated by Senetek during the period of this Agreement for the development, manufacture, marketing, sale and distribution of the Product without any further obligation to pay any sums, including but not limited to royalties, to Senetek in connection with such use, (ii) Senetek will assign to Ardana (and on Ardana’s request do all acts and sign all documents necessary to transfer to Ardana) its right, title, property and interest in and to all Trade Marks in respect of the Territories, and (iii) in addition to those Clauses referred to in Clause 20.4, Senetek’s obligations pursuant to Clauses 13 and 14 will continue.

20.4	The terms of Clauses 1 (Definitions and Interpretations), 11 (Fees/Royalties)(in respect of sums outstanding as at the date of termination only), 17 (Confidentiality), 18 (Warranties and Indemnities), 22 (Notices), 24 (General), 25 (Applicable Law) and this Clause 20 (Effects of Expiry/Termination) will continue in full force and effect regardless of the expiry or termination of this Agreement.

21.	PRE-EMPTION RIGHT

21.1	If any of the events referred to in Clauses 19.1.2 to 19.1.6 inclusive (each an “Insolvency Event”) occur in respect of Senetek, Senetek will immediately notify Ardana and, as at the date and/or time of occurrence of the relevant Insolvency Event, to the extent permitted by law Ardana will have the right, at Ardana’s sole discretion, to purchase from Senetek, at fair market value (“Fair Market Value”), the Patents, the Trade Marks, the Proprietary Information and/or the rights in and to the Douglas Packaging in the Territories and such of the Additional Territories as have not then been licensed to Third Parties. In the absence of agreement as to the Fair Market Value within twenty one (21) days following the Insolvency Event, Ardana may require the Fair Market Value to be determined by an expert agreed between the Parties or, in the absence of agreement, nominated by the then chairman of the Association of the British Pharmaceutical Industry (ABPI). Such expert will act as an expert and not as an arbitrator and his decision shall be final and binding save in the case of manifest error.

21.2	If, following an Insolvency Event, Ardana wishes to purchase any or all of, the Patents, the Trade Marks, the Proprietary Information and/or the rights in and to the Douglas Packaging in the Territories at Fair Market Value from Senetek, it shall so notify Senetek and Senetek will use its best endeavours to procure that the relevant sale to Ardana proceeds as expeditiously as possible.

22. NOTICES

22.1	All notices, requests, claims, demands and other communications hereunder shall be in writing in English and shall be given or made (and shall be deemed to have been duly given or made if delivered in person or by courier service, upon receipt and if delivered by registered or certified mail, five (5) working days after posting) by delivery in person, by courier service, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the addresses specified in Clause 22.2:

If to Ardana:

Attn:	Company Secretary

If to Senetek:

Attn:	Chief Financial Officer

Notices served by fax or by electronic mail will only be effective when subsequently confirmed by hand delivery, courier or by certified or registered mail in accordance with the procedures set out in this Clause 22.

For the purposes of this Clause 22.1, a “working day” will be a day on which businesses are generally open for business in both the United States of America and the United Kingdom but excluding Saturdays, Sundays, and all bank and public (both regional and national) holidays.

22.2	Notices to Ardana shall be addressed to Ardana at its registered office with a copy sent to its principal place of business noted above or at such other address in the United Kingdom as it may have intimated to Senetek for this purpose. Notices to Senetek shall be addressed to it at its registered office or such other address in the United Kingdom as it may have intimated to Ardana for this purpose.

23. FORCE MAJEURE

23.1	Any delays in or failure of performance by either Party under this Agreement will not be considered a breach of this Agreement if and to the extent that such delay or failure is caused by occurrences beyond the reasonable control of that Party including, but not limited to acts of God; acts, regulations and laws of any government; strikes or other concerted acts of workers; fire; floods; explosions; riots; wars; rebellion; and sabotage; and any time for performance hereunder will be extended by the actual time of delay caused by any such occurrence.

23.2	If either Party is so prevented from carrying out its obligations under this Agreement for a continuous period of six (6) months the Party not so prevented may terminate this Agreement on giving thirty (30) days prior written notice provided always that at the date upon which termination becomes effective the Party which was prevented from carrying out its obligations under this Agreement remains so prevented.

24. GENERAL

24.1	Neither Party shall be entitled to assign, transfer or sub-contract, whether in whole or in part, any of its rights or obligations under this Agreement, other than as expressly set out in this Agreement, without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed.

24.2	No failure or delay by either Party in exercising any right or remedy under this Agreement shall operate as a waiver of such right or remedy nor shall any single or partial exercise or waiver of any such right or remedy preclude its further exercise or the exercise of any other right or remedy.

24.3	This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes and replaces all prior agreements, understandings, representations, writings and discussions between the Parties whether written or oral in relation hereto. Nothing in this Agreement shall, however, operate to limit or exclude any liability for fraudulent misrepresentations.

24.4	If any of the provisions of this Agreement are or become invalid, or are ruled illegal by any court of competent jurisdiction, or are deemed unenforceable under then current applicable law from time to time in effect during the period of this Agreement, it is the Parties’ intention that the remainder of this Agreement will not be affected thereby provided that the parties’ rights under this Agreement are not materially altered. It is further the Parties’ intention that in lieu of each such provision which is held to be invalid, illegal or unenforceable, there will be substituted or added as part of this Agreement a valid, legal and enforceable provision which in effect will be as similar as possible to the effect of the original invalid, illegal or unenforceable provision.

25. APPLICABLE LAW

This Agreement will be governed by and construed and interpreted in accordance with the laws of England and the parties hereby agree to submit to the exclusive jurisdiction of the English courts.

This is Part 1 of the Schedule referred to in the foregoing Licence Agreement between Senetek plc and Ardana Bioscience Limited

Part 1(a)

Product Patents

Country	Patent No.	Title
Australia	641184	Erection Inducing Methods/Composition
Austria	493485	Erection Inducing Methods/Composition
Belgium	493485	Erection Inducing Methods/Composition
Canada	2065270	Erection Inducing Methods/Composition
Czech	280446	Erection Inducing Methods/Composition
Denmark	493485	Erection Inducing Methods/Composition
E.P.C	493485	Erection Inducing Methods/Composition
Finland	104231	Erection Inducing Methods/Composition
France	493485	Erection Inducing Methods/Composition
Germany	493485	Erection Inducing Methods/Composition
Great Britain	493485	Erection Inducing Methods/Composition
Hong Kong	HK1011292	Erection Inducing Methods/Composition
Hungary	208088	Erection Inducing Methods/Composition
Israel	95505	Erection Inducing Methods/Composition
Italy	493485	Erection Inducing Methods/Composition
Japan	3149946	Erection Inducing Methods/Composition
Liechtenstein	493485	Erection Inducing Methods/Composition
Lithuania	3544	Erection Inducing Methods/Composition

Luxembourg	493485	Erection Inducing Methods/Composition
Mexico	177318	Erection Inducing Methods/Composition
Netherlands	493485	Erection Inducing Methods/Composition
Norway	307498	Erection Inducing Methods/Composition
Romania	116346	Erection Inducing Methods/Composition
Russia	2098120	Erection Inducing Methods/Composition
Slovak	279489	Erection Inducing Methods/Composition
South Korea	230720	Erection Inducing Methods/Composition
Spain	493485	Erection Inducing Methods/Composition
Sweden	493485	Erection Inducing Methods/Composition
Switzerland	493485	Erection Inducing Methods/Composition
Taiwan	54687	Erection Inducing Methods/Composition
Ukraine	27354	Erection Inducing Methods/Composition
U.S.	5236904	Erection Inducing Methods/Composition
U.S.	5447912	Erection Inducing Methods/Composition
Argentina	AR255.172M	Erection Inducing Methods/Composition
Venezuela	421.95	Erection Inducing Methods/Composition

Part 1 (b)

Delivery System Patents

Country	Patent No.	Title
Argentina	253898	Med Injector/Methods
Australia	671322	Med Injector/Methods
Canada	2125179	Med Injector/Methods
Chile	1222.93	Med Injector/Methods
China	1119179(93118246.8)	Med Injector/Methods
Denmark	0616541	Med Injector/Methods
Egypt	20095	Med Injector/Methods

France	0616541	Med Injector/Methods
Germany	69322249.2	Med Injector/Methods
Ireland	0616541	Med Injector/Methods
Israel	107038	Med Injector/Methods
Italy	0616541	Med Injector/Methods
Japan	509348/94	Med Injector/Methods
Kuwait	77PA/93	Med Injector/Methods
Malaysia	MY-109675	Med Injector/Methods
Mexico	187163	Med Injector/Methods
New Zealand	256977	Med Injector/Methods
Philippines	31811	Med Injector/Methods
Saudi Arabia	94032104	Med Injector/Methods
South Korea	317900	Med Injector/Methods
Spain	0616541	Med Injector/Methods
Syria	4512	Med Injector/Methods
Taiwan	069424	Med Injector/Methods
Turkey	27115	Med Injector/Methods
UK	0616541	Med Injector/Methods
Uruguay	23661	Med Injector/Methods
Venezuela	1-1507-93	Med Injector/Methods
U.S.	5,354,287	Program Auto Injector/Vial w Retract Needle
U.S.	5,709,668	Auto Med Injector Employ NonCoring Needle

This is Part 2 of the Schedule referred to in the foregoing Licence Agreement between Senetek plc and Ardana Bioscience Limited

Part 2(a)

Product Trade Marks

Country	Trademark No.	Title
Australia	717072	Invicorp
Australia	896624	Invicorp
Bahrain	20901	Invicorp
Canada	822771	Invicorp
CTM (E.C.)	66365	Invicorp
Japan	4149820	Invicorp
Kuwait	40254	Invicorp
Morocco	62381	Invicorp
New Zealand	675195	Invicorp
Pakistan	137833	Invicorp
South Korea	391244	Invicorp
Taiwan	756874	Invicorp
United States	2537523	Invicorp

Part 2(b)

Delivery System Trade Marks

Country	Trademark No.	Title
Canada	896,991	Reliaject
China	1,372,042	Reliaject
CTM (E.C)	703,256	Reliaject
Japan	4,300,606	Reliaject
United States	76/340162	Reliaject

This is Part 3 of the Schedule referred to in the foregoing Licence Agreement between Senetek plc and Ardana Bioscience Limited

Part 3(a)

Europe

Austria	Belgium	Cyprus
Czech Republic	Denmark	Estonia
Finland	France	Germany
Greece	Hungary	Ireland
Italy	Latvia	Lithuania
Luxembourg	Malta	Netherlands
Poland	Portugal	Slovakia
Slovenia	Spain	Sweden
United Kingdom

Bulgaria	Romania	Turkey
Croatia	Macedonia

Iceland	Liechtenstein	Norway
Switzerland

Part 3 (b)

North America

United States of America

Canada

This is Part 4 of the Schedule referred to in the foregoing Licence Agreement between Senetek plc and Ardana Bioscience Limited

Part 4

Europe – Example Regulatory Timetable

Note: It is specifically acknowledged and agreed by the Parties that Ardana may seek to include the United Kingdom in a second wave of MRP applications, following a first wave of applications in respect of other Major Markets.

This is Part 5 of the Schedule referred to in the foregoing Licence Agreement between Senetek plc and Ardana Bioscience Limited

Existing Marketing Authorisations

Marketing Authorisations for Invicorp

Denmark	Approved 10th July 1998	Invicorp 1 Autoinjectors
	Renewal 8th May 2003	Invicorp 2 Autoinjectors
Invicorp 1 Ampoules
Invicorp 2 Ampoules
United Kingdom	10th October 2000	Invicorp 12.5mcg Aviptadil
1.0 mg Phentolamine Mesilate Autoinjectors

Variations Filed and Approved

Denmark	Variation Type 1
VIP
	No12 Minor Change in manufacturing process of VIP	Submitted 19th June 2003	Approval 24th October 2003
	No14 Changes in specification of VIP	Submitted 19th June 2003	Approval 24th October 2003
	No 20a Extension to shelf life and retest period of VIP	Submitted 19th June 2003	Approval 24th October 2003
	No 23 Change in the storage conditions for VIP	Submitted 19th June 2003	Approval 24th October 2003
	No 24 Change in test procedure of VIP	Submitted 19th June 2003	Approval 24th October 2003
	Variation Type 1 Change of Address Senetek Plc	Submitted 23rd June 2003	Approval 8th July 2003

Variation Type 1
Phentolamine Mesilate
	No 26 Change in the manufacturer (DMA RECLASSED TO TYPE II)	Submitted 26th June 2003	O/S
	No 26 Change to comply with supplements to pharmacopoeias	Submitted 26th June 2003	Approval 24th October 2003

Variation Type 1
	No 1 Change of manufacturing site for finished product (ampoules) (Hameln)	Submitted 29th September 2003	Approval 15th March 2004

Variation Type 1
	No 25 Change in the test procedure of the finished product	Submitted 29th September 2003	O/S

Variation Type II
	Change in the specification of the finished product	Submitted 29th September 2003	O/S

United Kingdom (Invicorp 12.5mcg aviptadil 1.0mg phentolamine mesilate)	Variation Type II Additional supplier of active ingredient Phentolamine Mesilate	Submitted 10th December 2003

Variation Type II
	Change in specification (pH) of finished product during stability testing	Submitted 10th December 2003

Variation Type II
	Change of presentation to ampoules	Variation prepared but not yet submitted to MHRA

Variation Type II
	Site of manufacture for ampoules (Hameln)	Variation prepared but not yet submitted to MHRA

Variation Type II
	Fill volume (ampoules)	Variation prepared but not yet submitted to MHRA

CTX (Clinical Trials) Approvals

Study No	Approved/Refused	Date of Approval/Refusal	Comments
VP002/VP003	Refused – Insufficient stability data	31/05/95
VP002/VP003	Approved	25/07/95
VP004/VP006	Approved	15/01/96
VP005	Approved	26/03/96
VP003B	Approved	26/07/96
VP007	Approved	30/06/97
VP008 (VP003B)/VP009	Approved	26/08/97
VP008 (VP003B)	Approved	01/09/97
VP008 (VP003B)	Approved	17/09/97
VP006/VP007/VP008	Approved	31/07/98	Extension
VP014	Approved	27/10/98

This is Part 6 of the Schedule referred to in the foregoing Licence Agreement between Senetek plc and Ardana Bioscience Limited

Douglas Packaging Design Drawings

The following five (5) pages contain design drawings for the Douglas Packaging.

IN WITNESS WHEREOF these presents are executed in duplicate as follows:-

Subscribed for and on behalf of SENETEK plc by Frank J. Massino at London on the 17th day of June 2004, in the presence of this witness:

Witness	Authorised Signatory	/s/ DR. MAUREEN LINDSAY

Full Name

Address

Subscribed for and on behalf of ARDANA BIOSCIENCE LIMITED, by Dr Maureen Lindsay, Authorised Signatory, at London on the 17th day of June 2004, in the presence of this witness:

Witness	Authorised Signatory	/s/ FRANK J MASSINO

Full Name

Address